Exhibit 21.1

PETROQUEST ENERGY, INC.
Subsidiaries as of December 31, 2004

PetroQuest Energy, LLC, a Louisiana limited liability company
PetroQuest Oil & Gas, LLC, a Louisiana limited liability company
Pittrans, Inc., an Oklahoma corporation